Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc. and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting dated March 1, 2019, appearing in the Annual Report on Form 10-K of Core-Mark Holding Company, Inc., for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 24, 2019